Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

ABEONA THERAPEUTICS INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities.

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.01 per share	Rule 457(c) and 457(h)	5,200,000 (3)	$5.58	$29,016,000	0.00015310	$4,442.35
Total Offering Amounts					$29,016,000		$4,442.35
Total Fee Offsets							$0.00
Net Fees Due							$4,442.35

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the Registration Statement on Form S-8 to which this exhibit relates shall be deemed to cover an indeterminate amount of additional shares of the registrant’s common stock, par value $0.01 per share (the “Common Stock”), that may be offered and issued pursuant to the registrant’s Second Amended and Restated Abeona Therapeutics Inc. 2023 Equity Incentive Plan (the “Plan”) as a result of any share split, share dividend, recapitalization or similar transactions affecting the Common Stock.
(2)	Calculated pursuant to Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The registration fee is calculated based on a price of $5.58 per share, which is the average of the high and low prices of the Common Stock as reported on the Nasdaq Capital Market on December 30, 2024.
(3)	Represents the additional 5,200,000 shares of Common Stock reserved and available for issuance under the Plan on December 20, 2024.

Table 2: Fee Offset Claims and Sources

Not applicable.